Exhibit 10.8

AMENDMENT NO. 2
TO THE
THE CHUBB CORPORATION
LONG-TERM STOCK INCENTIVE PLAN (2004)

Pursuant to resolutions adopted by the Board of Directors on December 4, 2008 and the authority reserved in Section 10 of The Chubb Corporation Long-Term Stock Incentive Plan (2004) (the “Plan”), the Plan is hereby amended as follows:

1. Effective January 1, 2009, a sentence shall be added at the end of Section 9(a)(iii) as follows:

“Notwithstanding the foregoing, in connection with the payment of an amount subject to Section 409A, this provision will have no effect on the payment date of such amount.”

2. Effective January 1, 2009, a sentence shall be added at the end of the definition of Disability under Section 2 as follows:

“Notwithstanding the foregoing, in connection with the payment of an amount subject to Section 409A, “Disability” means a Participant (a) who is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under The Chubb Corporation Long-Term Disability Plan (or its successor) or (b) has been determined to be totally disabled by the Social Security Administration.”

3. Effective January 1, 2009, the second sentence of Section 4(d) shall be revised to read as follows:

“In addition, the Committee may, if deemed appropriate, make provision for cash payment to a Participant or a person who has an outstanding Award, provided that any payment exchanged for an Option or Stock Appreciation Right (on a per share basis) shall not exceed the difference between the Fair Market Value of the Stock on the date of payment and the exercise price for the Award.”

4. Effective January 1, 2009, the first sentence of Section 5(f) shall be revised to read as follows:

“(f) Payment of Awards. Payment Values of earned Performance Shares and the value of earned Performance Units shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary no later than March 15 of the year following the expiration of the Performance Cycle, provided that any amounts payable in respect of Performance Shares or Performance Units pursuant to Section 9(a)(ii) shall be distributed in accordance with Section 9(a)(iii).”

5. Effective January 1, 2009, the first sentence of Section 6(c) shall be revised to read as follows:

“(c) Dividend Equivalents. The Committee shall determine whether and to what extent dividends payable on Stock will be credited to the account of, or paid currently, to a Participant in respect of an Award of Restricted Stock Units, provided the payment of any dividends shall be made as soon as practicable after dividends are paid on the common stock (but in no event later than March 15 of the year following the end of the year in which the dividends are paid).”

6. Effective January 1, 2009, Section 6(d) shall be revised to read as follows:

“(d) Settlement of Restricted Stock and Restricted Stock Units. Within 90 days after the earlier of (1) death, (2) Disability, (3) Termination of Employment, or (4) the expiration of the Restriction Period, for any Restricted Stock Awards, the Corporation shall remove the restrictions applicable to the bookkeeping entry evidencing any vested Restricted Stock Awards, and shall, upon request, deliver the stock certificates evidencing such Restricted Stock Awards to the Participant or the Participant’s legal representative (or otherwise evidence the issuance of such shares free of any restrictions imposed under the Plan). Within 90 days after the earlier of (1) death, (2) Disability, (3) Termination of Employment, or (4) the expiration of the Restriction Period, for each vested Restricted Stock Unit, the Participant shall receive, in the Committee’s discretion, (i) the Fair Market Value of one share of Stock as of such payment date, (ii) one share of Stock or (iii) any combination of cash and shares of Stock. For purposes of this Section 6(d), a “Termination of Employment” means a separation from service within the meaning of Section 409A of the Code whereby the Participant and the Corporation (or such other member of the Corporation’s controlled group of entities, within the meaning of Section 414(c) of the Code, for whom the Participant provides services) reasonably anticipate that (1) no further services would be performed by the Participant for the Corporation or other members of its controlled group after a certain date, or (2) the level of bona fide services after such date would permanently decrease to no more than 49% of the average level of services performed in the prior 36-month period (or, if less, the full period of service with the Corporation or its other members of its controlled group) for any reason other than death or Disability.

Notwithstanding the foregoing, any settlement of a Restricted Stock Unit to a Key Employee due to a Termination of Employment shall be delayed for six months following the Key Employee’s Termination of Employment. “Key Employee” means a Participant who is a Key Employee as defined in Section 416(i) of the Code without regard to Section 416(i)(5) of the Code thereof as of the Key Employee Determination Date. The Key Employee Determination Date shall be December 31 of each calendar year. The determination that an Eligible Employee is a Key Employee as of the Key Employee Determination Date shall make such Participant a Key Employee for the 12-month period commencing as of the April 1 next following the Key Employee Determination Date. For purposes of identifying a Key Employee by applying the requirements of Section 416(i)(1)(A)(i), (ii), and (iii) of the Code, the definition of compensation under Treasury Regulation § 1.415(c)-2(a) shall be used, applied without using any safe harbor provided in Treasury Regulation § 1.415(c)-2(d), without using any of the special timing rules provided in Treasury Regulation § 1.415(c)-2(e), and without using any of the special rules provided in Treasury Regulation § 1.415(c)-2(g) other than the rule set forth in Treasury Regulation § 1.415(c)-2(g)(2).”

7. Effective January 1, 2009, Section 11(j) shall be revised to read as follows:

“(j) Deferrals. The Committee may postpone the exercising of Awards, the issuance or delivery of Stock under, or the payment of cash in respect of, any Award or any action permitted under the Plan, upon such terms and conditions as the Committee may establish from time to time, provided such deferral is consistent with Section 409A of the Code and the Treasury Regulations promulgated thereunder. A Participant may electively defer receipt of the shares of Stock or cash otherwise payable in respect of any Award (other than amounts payable under an Option or a Stock Appreciation Right) under the terms of The Chubb Corporation Key Employee Deferred Compensation Plan (2005) or its successor.”

8. Effective January 1, 2009, the second sentence of Section 9(a)(i) is revised to read as follows:

“Additionally, unless the provisions of Section 9(b) apply, the Committee (as constituted prior the Change in Control) shall provide that in connection with the Change in Control (i) each Option and Stock Appreciation Right shall be cancelled in exchange for an amount (payable in accordance with Section 9(a)(iii)) equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of the Change in Control over the exercise price for such Option or the base value applicable to such Stock Appreciation Right and (ii)  each share of Restricted Stock and each Restricted Stock Unit shall be cancelled in exchange for an amount (payable in accordance with Section 9(a)(iii)) equal to the Change in Control Price multiplied by the number of shares of Stock covered by such Award.”

9. Effective January 1, 2009, the following is added as Section 11(a):

“This Plan shall be interpreted, operated, and administered in a manner so as not to subject Participants to the assessment of additional taxes or interest under Section 409A of the Code.”

10. All other provisions of the Plan shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, The Chubb Corporation has caused this amendment to be duly executed on this 10th day of December 2008.

THE CHUBB CORPORATION

By:	/s/ W. Andrew Macan
Name: W. Andrew Macan
Title: Vice President and Secretary

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